Frontera Group Announces New Management and Board Members

DALLAS, TEXAS – APRIL 21, 2022 – Frontera Group, Inc. (OTC Pink: FRTG) (“Frontera” or “the Company”), a technology-focused strategic acquirer of revenue-generating companies and intellectual property, today announced the appointment of Andrew De Luna, CPA, MBA, as Interim Chief Executive Officer. Mr. De Luna brings to Frontera over twenty years of executive management and M&A experience, most recently including the sale of FinTech company Energy Funders to a TSX based public company and spearheading key acquisitions for Illinois Tool Works, Inc.

“Frontera is positioned to emerge as a focused, thriving public company, and I am proud to lead our executive team in driving innovation and value for our stakeholders,” said Mr. De Luna. “Through our aggressive approach to acquisitions of entities and assets, coupled with strategic initiatives designed to substantially increase profitability in companies operating in typically low EBITDA market sectors, I believe we have the potential to emerge as a powerful force in the technology and human capital spaces.”

The Company also announced that Mr. De Luna has been named as the Company’s Vice Chairman and Chief Financial Officer, K. Bryce “Rick” Toussaint, CPA, MBA has been elected to its board as a Director, and Deneice Day, CPA has been named as Frontera’s Treasurer. Mann Yam, the Company’s former CEO, is remaining in his position as Chairman of the Board.

About Frontera

Frontera Group is a strategic acquirer of intellectual property and revenue-generating companies in the technology and human capital markets. It is developing and executing an aggressive, four-tier acquisition and implementation strategy intended to provide substantial increases in profitability to its acquisitions in industries which possess traditionally low and stagnant EBITDA multiples. The Company has identified and is currently pursuing several revenue-generating acquisition targets.

For further information, please visit Frontera’s website at www.frtgtech.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The statements contained in this news release which are not historical facts may be "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ materially from those currently anticipated. For example, statements that describe FRTG's hopes, plans, objectives, goals, intentions, or expectations are forward-looking statements. The forward-looking statements made herein are only made as of the date of this news release. Numerous factors, many of which are beyond FRTG’s control, will affect actual results. FRTG undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. This news release should be read in conjunction with FRTG’s most recent financial reports and other filings posted with the OTC Markets and/or the U. S. Securities and Exchange Commission by FRTG.

Frontera Group Contact

Andrew De Luna

Chief Executive Officer

adl@frtgtech.com

Investor Relations Contact

Michael Briola

invest@frtgtech.com

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